FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 26, 2012	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES AN 11% INCREASE IN QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, October 26, 2012 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2012.

Parke Bancorp reported net income available to common shareholders of $1.5 million, or $0.25 per diluted common share, for the September 30, 2012 quarter, compared to net income of $1.3 million, or $0.23 per diluted common share, reported for the quarter ended September 30, 2011, an increase of 11.3%. The following is a recap of significant items that impacted the third quarter of 2012 compared to the same quarter last year:  a $662,000 decrease in net interest income primarily attributable to lower loan volumes and rates offset by a lower cost of deposits; an $850,000 decrease in provision for loan losses; a $132,000 loss on other real estate owned (“OREO”) compared to a $577,000 loss last year; increased OREO expenses and other loan related expenses of $349,000 resulting from a greater number of properties owned as a result of  foreclosure or deed in lieu of foreclosure. Net income available to common shareholders year-to-date was $4.6 million or $0.85 per diluted common share, compared to $5.3 million, or $0.96 per diluted common share, reported for the nine months ended September 30, 2011, a decrease of 12.5%.

At September 30, 2012, Parke Bancorp's total assets had decreased to $770.2 million from $790.7 million at December 31, 2011, a decrease of $20.5 million or 2.6%, due to decreases in total loans, cash and cash equivalents and investment securities.

Parke Bancorp's total loans decreased to $603.6 million at September 30, 2012 from $625.1 million at December 31, 2011, a decrease of $21.5 million or 3.4%.

At September 30, 2012, Parke Bancorp had $52.9 million in nonperforming loans representing 6.9% of total assets, an increase from $44.5 million at December 31, 2011. OREO at September 30, 2012 was $28.1 million, compared to $19.4 million at December 31, 2011. OREO consisted of 37 properties, the largest being a condominium development recorded at $12.8 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 10.5% of total assets at September 30, 2012 as compared to 8.1% of total assets at December 31, 2011. Loans past due 30 to 89 days were $6.8 million at September 30, 2012, an increase of $800,000 from the previous quarter

At September 30, 2012, Parke Bancorp's allowance for loan losses was $17.5 million. The ratio of allowance for loan losses to total loans decreased to 2.9% at September 30, 2012 from 3.1% at December 31, 2011. The decline is attributable to the charge-off of specific reserves on impaired loans that had been established in previous periods. The ratio of allowance for loan losses to non-performing loans was 33.1% at September 30, 2012, compared to 43.5% at December 31, 2011. During the quarter Parke Bancorp recorded net charge-offs of $2.3 million, primarily due to estimated collateral deficiencies on impaired loans.

Parke Bancorp's total investment securities portfolio decreased to $23.5 million from $24.5 million at December 31, 2011, a decrease of $1.0 million or 4.2%.

At September 30, 2012, Parke Bancorp's total deposits were $639.7 million, up from $634.9 million at December 31, 2011, an increase of $4.8 million or 0.8%.

Parke Bancorp's total borrowings decreased to $43.9 million from $74.0 million at December 31, 2011, a decrease of $30.1 million or 40.7%.

Parke Bancorp's total equity increased to $81.6 million at September 30, 2012 from $77.3 million at December 31, 2011, an increase of $4.3 million or 5.6% due to the retention of earnings from the year.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are very proud to have an 11% increase in earnings this quarter. However, the banking industry is still under extreme pressure for growth and earnings. The persistent high unemployment rate hampers an already sluggish economy. The Dodd Frank Act continues to provide the biggest banks an unfair advantage over community banks. The four largest banks have seen a dramatic increase in their assets over the last couple of years due to the unlevel playing field. We also see increased pressure on our Net Interest Margin due to the continued low interest rate environment. These combined factors create a big challenge to maintain profitability for community banks. We have made progress in disposing of some of our troubled assets, although we have a ways to go. The very slow legal process in New Jersey makes it difficult to gain control of a troubled asset, which is needed in order to sell the collateral. Our SBA Company, 44

Business Capital, remains the top SBA lender in the Delaware Valley area. 44 Business Capital has an excellent team of management and lenders that support the growth of this company. November’s election will play a major part in the direction of our country and the economy. We are cautiously optimistic that once the election is over, a clearer path for the country will be established and companies can again plan for investment and growth. Our Board and staff continue to work very hard to generate a strong return for our loyal shareholders.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2012	December 31, 2011	% Change
	(in thousands)
Total Assets	$770,190	$790,738	-2.6%
Cash and cash equivalents	100,883	110,228	-8.5%
Investment securities	23,515	24,549	-4.2%
Loans, net of unearned income	603,560	625,117	-3.4%
Deposits	639,700	634,855	0.8%
Borrowings	43,891	74,010	-40.7%
Total equity	81,590	77,273	5.6%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Return on average assets	0.89%	0.83%	0.92%	1.08%
Return on average common equity	8.94%	8.68%	9.56%	11.91%
Interest rate spread	3.85%	4.28%	4.03%	4.32%
Net interest margin	3.96%	4.43%	4.15%	4.47%
Efficiency ratio	42.06%	36.71%	43.08%	34.08%

Asset Quality Data
	September 30, 2012	December 31, 2011
	(in thousands)
Allowance for loan losses	$17,487	$19,323
Allowance for loan losses to total loans	2.90%	3.09%
Non-accrual loans	$52,910	$44,459
OREO	$28,102	$19,410

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Interest and dividend income	$9,084	$10,272	$28,615	$30,910
Interest expense	1,786	2,312	5,720	7,031
Net interest income	7,298	7,960	22,895	23,879
Provision for loan losses	1,500	2,350	5,800	6,850
Net interest income after provision for loan losses	5,798	5,610	17,095	17,029
Non-interest income	952	325	2,567	3,939
Non-interest expense	3,470	3,052	10,968	9,508
Income before income taxes	3,280	2,883	8,694	11,460
Provision for income taxes	1,365	1,161	2,895	4,605
Net income attributable to Company and noncontrolling (minority) interests	1,915	1,722	5,799	6,855
Net income attributable to noncontrolling (minority) interests	(194)	(152)	(442)	(848)
Net income attributable to Company	1,721	1,570	5,357	6,007
Preferred stock dividend and discount	253	251	758	749
Net income available to common shareholders	1,468	1,319	4,599	5,258

Basic income per common share	0.25	0.23	0.86	0.98
Diluted income per common share	0.25	0.23	0.85	0.96

Weighted shares - basic	5,872,276	5,818,506	5,378,103	5,374,561
Weighted shares - diluted	5,872,643	5,841,855	5,381,347	5,489,798